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                     August 17, 2022

       Allan Reine
       Chief Financial Officer
       Foghorn Therapeutics Inc.
       500 Technology Square, Suite 700
       Cambridge, MA 02139

                                                        Re: Foghorn
Therapeutics Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-39634

       Dear Mr. Reine:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences